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                         August 30, 2023

       Ellen Gordon
       Chief Executive Officer
       Tootsie Roll Industries, Inc.
       7401 South Cicero Avenue
       Chicago, Illinois 60629

                                                        Re: Tootsie Roll
Industries, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 23,
2023
                                                            File No. 001-01361

       Dear Ellen Gordon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program